Exhibit 99.2


PRESS RELEASE


                   ORIENT-EXPRESS HOTELS CLASS A SHAREHOLDERS
     OVERWHELMINGLY SUPPORT THE D. E. SHAW GROUP AND CR INTRINSIC PROPOSALS
                         TO REVAMP GOVERNANCE STRUCTURE

New York, NY and Stamford, CT - October 14, 2008 - D. E. Shaw Valence Portfolios, L.L.C., D. E. Shaw Oculus Portfolios, L.L.C. (together, the "D. E. Shaw group") and CR Intrinsic Investors, LLC today announced that, based on the preliminary voting results issued by the independent inspector of election, Orient-Express Hotels Ltd. (NYSE: OEH) Class A shareholders overwhelmingly voted in favor of the proposals to eliminate the Company's circular ownership and voting structure. Approximately 95% of the Class A shares represented at last Friday's meeting, constituting 70% of the outstanding Class A shares, supported the proposals. Through the Board's control of the super-voting Class B shares, however, the Board was able to subvert the will of the Class A shareholders and purportedly defeat the proposals. The D. E. Shaw group and CR Intrinsic Investors do not consider the Class B vote to be valid.

The D. E. Shaw group and CR Intrinsic Investors said, "We thank our fellow Orient-Express shareholders for their resounding support. We are pleased that shareholders have chosen to send a powerful message to the Board that the current corporate governance structure is not acceptable. We continue to believe that the Company's circular ownership and voting structure - in which an entrenched Board controls 80% of the shareholder vote and remains accountable only to itself - is unlawful."

"We strongly urge the Orient-Express directors to abide by the unequivocal mandate of the Class A shareholders and collapse the Company's circular ownership and voting structure so that the Board and management can be held accountable to the Company's true economic owners. We have requested a meeting with the Board in an effort to seek a resolution of this matter that would benefit all shareholders. We reserve all of our legal rights if an acceptable resolution is not reached promptly."


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Shareholder Contacts:
Innisfree M&A Incorporated
Scott Winter / Michael Brinn
+1 212 750 5833